DISTRIBUTION AGREEMENT

THIS AGREEMENT is made between and entered into as of this 18th day of July, 2011, by and between Moving Box Entertainment LLC. ("MBE ") at 222 E. Jones Ave. Wake Forest NC 27587 and GPM Group av. Dr joao batista soares de queir 2181, *Sao jose dos campos*, Sp, 1239345151. ("Client") regarding the sale of distribution rights by Client of MBE products.

IN CONSIDERATION of the mutual promises expressed herein, it is agreed between the parties as follows:

1. The services to be performed by Client shall be to sell select MBE's product to the retail-consumer market. Including Christian and secular (examples are: retailers, catalog companies, ministries, distributors, Client direct, internet sales, and so on) with no territory restrictions in Norway. The services will be performed primarily at the offices of Client, and, if needed, with materials furnished by MBE. Materials would possibly include fliers, posters, samples, etc. if available. Client will pay the phone expense and postage related to the telemarketing, advertising, direct mail, mailing of samples, and other general marketing expenses to promote the product.
2. The product to be distributed is the film entitled A BOX FOR ROB.
3. Should there be any purchasing by Client of MBE's finished goods, it will be under the following terms: Fifty percent (50%) discount of retail price, payable by Visa , MasterCard or American Express or wire transfer. There are no returns. The term of this exclusive Christian/non-exclusive secular three-year Agreement. MBE shall be paid by Client in the following way: 1) US$50,000.00 advance to be paid upon the release of the product in the marketplace no later then Dec 15, 2011 2) 20% (royalty) of the wholesale price for the entire period of the agreement. All payments made in U.S. dollars.

   <u>WIRE INFORMATION</u>
   Bank Name : SUNTRUST BANK
   Account Name : MBE Pictures Inc.
   Account Number: 1000035396323
   SWIFT/ ABA/ Routing Number - 061000104
   Branch – Wake Forest

4. The term of this Agreement shall be for the period of July 18, 2011 to July 14, 2013 ("First Term"). Thereafter, the Agreement shall automatically renew each subsequent year under the same terms and conditions for each January 12 through January 12 period. Each renewal shall be subject to any terms and conditions giving either party the right to terminate the Agreement at the end of the period. Termination shall require thirty (30) days notice.
5. Arbitration - Any controversy or claim arising out of or relating to this Agreement or its breach, including claims of fraud and fraud in the inducement, shall be settled by binding arbitration conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Associations by one (1) Arbitrator, and judgment upon the award rendered by the Arbitrator. The place of arbitration shall be Wake County, North Carolina.
6. All transactions arising under this Agreement shall be governed by the laws of the State of North Carolina. Venue for any action to enforce this Agreement shall be in Wake County, North Carolina.
7. MBE warrants and represents that they have absolute and good title to and full right to sell of the goods and that there are no liens, claims or encumbrances of any kind against the goods. MBE further warrants that they own the publishing rights to the goods, that the goods shall be delivered free of the rightful claim of any party arising from patent, trademark, copyright, and trade secret infringement, and, that MBE will be solely responsible for the payment of all royalties, license fees, and other compensation due as the result of the sale of the goods. MBE will indemnify Client and its customers against any and all liability, damages, and costs, including attorney's fees arising from a claim of copyright, libel, trademark or trade secret infringement on account of the goods or arising from a claim of entitlement to royalties, license fees, and other compensation due as the result of the sale of the goods.
8. MBE further warrants that any description, endorsements and claims concerning the product on the package are true and can be used by Client in its advertising.
9. Client Agrees to put the MBE Logo on the packaging.
10. This Agreement constitutes the entire understanding between Client and MBE with respect to the subject matter thereof.
11. This agreement is not legal or binding until both parties have signed.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as follows:

GPM GROUP	MOVING BOX ENTERTAINMENT, LLC
By: [signature]	By: [signature]
Dated: 8/10/11	Dated: 8/10/11